EXHIBIT 99.1
WINLAND ELECTRONICS, INC. APPOINTS WARREN MITCHELL
VICE PRESIDENT OF OPERATIONS AND SUPPLY CHAIN

CONTACT:	Tom de Petra	Brett Maas or Cameron Donahue
	President, CEO	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com
MANKATO, Minn. /June 11 / PR Newswire / Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced the appointment of Warren Mitchell in the newly created position of Vice President of Operations and Supply Chain. Mr. Mitchell, who joined Winland in February 2008 as Executive Supply Chain Leader, has more than 20 years of experience in manufacturing and supply chain management.
Mr. Mitchell’s executive-level EMS experience with Pemstar Inc., combined with his leadership experience with world-class, leading OEMs, gives him unique qualifications to help drive multiple key operational initiatives Winland launched during the first quarter of 2008. Tom de Petra, Winland’s CEO, stated, “Appointing Warren to this leadership position is a logical next step following our restructuring of manufacturing and operations earlier this year, and the deployment of teams dedicated to improving internal systems and developing expanded management information tools. Warren is a proven contributor and experienced leader.”
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.